Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

By and Between

THE BRINK’S COMPANY

and

BRINK’S HOME SECURITY HOLDINGS, INC.

Dated as of [       ] [  ], 2008

i

ii

iii

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT dated as of [     ] [  ], 2008, is by and between THE BRINK’S COMPANY, a Virginia corporation (“Brink’s”), and BRINK’S HOME SECURITY HOLDINGS, INC., a Virginia corporation (“BHS”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I hereof.

R E C I T A L S

WHEREAS, the board of directors of Brink’s has determined that it is in the best interests of Brink’s and its shareholders to separate the existing businesses of Brink’s into two independent businesses;

WHEREAS, in furtherance of the foregoing, it is appropriate and desirable to effect the Separation and the Distribution, each as more fully described in this Agreement and the Ancillary Agreements;

WHEREAS, Brink’s and BHS have prepared, and BHS has filed with the Commission, the Form 10, which includes the Information Statement and sets forth appropriate disclosure concerning BHS and the Distribution;

WHEREAS, the Distribution is intended to qualify as a tax-free spin-off under Section 355 of the Code; and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation, the Distribution and certain other agreements that will govern certain matters relating to the Separation, the Distribution and the relationship of Brink’s, BHS and their respective Subsidiaries following the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any federal, state, local, foreign or international arbitration or mediation tribunal.

“Affiliate” of any Person means a Person that controls, is controlled by or is under common control with such Person.  As used herein, “control” of any entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agent” means the distribution agent to be appointed by Brink’s to distribute to the shareholders of Brink’s, pursuant to the Distribution, the shares of BHS Common Stock held by Brink’s.

“Agreement” means this Separation and Distribution Agreement, including the Schedule hereto.

“Ancillary Agreements” means the Brand Licensing Agreement, the Employee Matters Agreement, the Non-Compete Agreement, the Transition Services Agreement, the Tax Matters Agreement and any instruments, assignments and other documents and agreements executed in connection with the implementation of the transactions contemplated by this Agreement, including Article II.

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(a) all accounting and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

(b) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, furniture, office and other equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(c) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

(d) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; and all other investments in securities of any Person;

(f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments and all rights arising thereunder;

(g) all letters of credit, performance bonds and other surety bonds;

(h) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals and materials and analyses prepared by consultants and other third parties;

(i) all domestic and foreign patents, copyrights, trade names, trademarks, service marks and registrations and applications for any of the foregoing, mask works, trade secrets, inventions, other proprietary information and licenses from third parties granting the right to use any of the foregoing;

(j) all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions;

(k) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(l) all prepaid expenses, trade accounts and other accounts and notes receivables;

(m) all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

(n) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(o) all licenses (including radio and similar licenses), permits, approvals and authorizations that have been issued by any Governmental Authority;

(p) cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(q) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

“BHS” has the meaning set forth in the preamble.

“BHS Business” means the businesses and operations of BHS, BHS Inc. and BHS Canada.

“BHS Canada” means Brink’s Home Security Canada, Limited, a corporation organized under the laws of British Columbia, Canada.

“BHS Common Stock” means the common stock, $0.00 par value per share, of BHS.

“BHS Group” means BHS, BHS Inc., BHS Canada and any other Affiliate of BHS immediately after the Distribution.

“BHS Inc.” means Brink’s Home Security, Inc., a Delaware corporation.

“BHS Indemnitees” has the meaning set forth in Section 5.03.

“BHS Stock Purchase Amount” has the meaning set forth in Section 3.02(g).

“Brand Licensing Agreement” means the Brand Licensing Agreement dated as of the Distribution Date between Network and BHS.

“Brink’s” has the meaning set forth in the preamble.

“Brink’s Business” means (a) the business and operations of Brink’s and its Subsidiaries (including Guarding) and other Affiliates immediately after the Distribution and (b) except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations of Brink’s and its Subsidiaries and other Affiliates.

“Brink’s Cash Concentration Account” has the meaning set forth in Section 2.06.

“Brink’s Common Stock” means the common stock, $1.00 par value per share, of Brink’s.

“Brink’s Group” means Brink’s and each of its Subsidiaries (including Guarding) and other Affiliates immediately after the Distribution.

“Brink’s Indemnitees” has the meaning set forth in Section 5.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any Person other than a member of either Group.

“Credit Support Instruments” has the meaning set forth in Section 2.05(a).

“Distribution” means the distribution, on a pro rata basis, by Brink’s to the Record Holders of all the outstanding shares of BHS Common Stock owned by Brink’s on the Distribution Date.

“Distribution Date” means the date determined in accordance with Section 3.02 on which the Distribution occurs.

“Escalation Notice” has the meaning set forth in Section 8.02.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Form 10” means the registration statement on Form 10 filed by BHS with the Commission to effect the registration of BHS Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.

“Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.

“Group” means either the Brink’s Group or the BHS Group, as the context requires.

“Guarding” means Brink’s Guarding Services, Inc., a Delaware corporation.

“Indemnifying Party” has the meaning set forth in Section 5.05(a).

“Indemnitee” has the meaning set forth in Section 5.05(a).

“Indemnity Payment” has the meaning set forth in Section 5.05(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Information Statement” means the Information Statement to be sent to each holder of Brink’s Common Stock in connection with the Distribution.

“Insurance Policies” means the insurance policies written by insurance carriers, including those (if any) affiliated with Brink’s, pursuant to which BHS or one or more of its Subsidiaries after the Distribution Date (or their respective officers or directors) will be insured or self-insured parties after the Distribution Date, including policies or certifications related to (a) the State of Ohio Bureau of Workers’ Compensation Fund, (b) the State of Washington Department of Labor and Industries Fund, (c) any other monopolistic fund of, or social security or similar program recognized in, any state in the United States that provides workers’ compensation and employee liability insurance for entities that elect to participate in such funds and (d) any monopolistic fund of, or social security or similar program recognized in, any province in Canada that provides workers’ compensation and employee liability insurance.

“Insurance Proceeds” means those monies:

(a) received by an insured (or its successor-in-interest) from an insurance carrier;

(b) paid by an insurance carrier on behalf of the insured (or its successor-in-interest); or

(c) received (including by way of set off) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Intercompany Accounts” has the meaning set forth in Section 2.02(a).

“Internal Transactions” means the steps set forth on Schedule I.

“Liabilities” means any and all claims, debts, demands, actions, causes of action, suits, damages, obligations, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Network” means Brink’s Network, Incorporated, a Delaware corporation.

“Non-Compete Agreement” means the Non-Compete Agreement dated as of the Distribution Date between Brink’s and BHS.

“NYSE” means The New York Stock Exchange, Inc.

“Party” shall mean either party hereto, and “Parties” shall mean both parties hereto.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Prime Rate” means the rate that JPMorgan Chase Bank, N.A. (or any successor thereto or other major money center commercial bank agreed to by the Parties) announces from time to time as its prime lending rate, as in effect from time to time.

“Record Date” means the close of business on the date to be determined by the Brink’s board of directors as the record date for determining the shares of Brink’s Common Stock in respect of which shares of BHS Common Stock will be distributed pursuant to the Distribution.

“Record Holders” has the meaning set forth in Section 4.01(b).

“Revolving Facility” means the revolving credit facility, in an aggregate amount to be determined by BHS, to be obtained by BHS and/or one or more of its Subsidiaries.

“Revolving Facility Agreement” means the agreement governing the Revolving Facility, to be entered into among BHS and/or one or more of its Subsidiaries, as the borrower or borrowers, the bank named therein as agent and the lending banks named therein.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Separation” means (a) the Internal Transactions, (b) any actions to be taken pursuant to Article II and (c) if not otherwise included in the Internal Transactions or addressed by Article II, any transfers of Assets and any assumptions of Liabilities, in each case, between a member of one Group and a member of the other Group, provided for in this Agreement or any Ancillary Agreement.

“Specified Documents” means the Form 10, the Information Statement and any other registration statement filed with the Commission in connection with the Distribution by or on behalf of BHS or any other member of the BHS Group.

“Subsidiary” of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

“Tax Matters Agreement” means the Tax Matters Agreement dated as of the Distribution Date between Brink’s and BHS.

“Taxes” has the meaning set forth in the Tax Matters Agreement.

“Third Party Claim” means any assertion by a Person (including any Governmental Authority) who is not a member of the Brink’s Group or the BHS Group of any claim, or the commencement by any such Person of any Action, against any member of the Brink’s Group or the BHS Group.

“Transaction Indemnitees” has the meaning set forth in Section 5.04.

“Transaction Third Party Claim” has the meaning set forth in Section 5.04.

“Transition Services Agreement” means the Transition Services Agreement dated as of the Distribution Date between Brink’s and BHS.

ARTICLE II

The Separation

SECTION 2.01. Transfer of Assets and Assumption of Liabilities.  (a)  In the event that it is discovered after the Distribution that there was an inadvertent omission of the transfer or conveyance by one Party (or any other member of its Group) to the other Party (or any other member of its Group) of any Asset that, had the Parties given specific consideration to such Asset prior to the Distribution, would have otherwise been so transferred or conveyed pursuant to this Agreement or any Ancillary Agreement, the Parties agree promptly to effect such transfer or conveyance of such Asset.

(b)  Each of Brink’s and BHS agrees on behalf of itself and its Subsidiaries that (i) the provisions of the Tax Matters Agreement shall exclusively govern the allocation of Assets and Liabilities related to Taxes and (ii) the provisions of the Employee Matters Agreement shall exclusively govern the allocation of Assets and Liabilities related to the existing U.S. and Canadian employee benefits and pension plans of Brink’s, which plans cover employees and former employees of members of both the Brink’s Group and the BHS Group.

SECTION 2.02. Termination of Agreements.  (a)  Except as set forth in Section 2.02(b) or as otherwise provided by the steps constituting the Internal Transactions, in furtherance of the releases and other provisions of Section 5.01, BHS and each other member of the BHS Group, on the one hand, and Brink’s and each other member of the Brink’s Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments and understandings (including (i) all intercompany accounts payable or accounts receivable (“Intercompany Accounts”) accrued as of the Distribution Date and (ii) the existing sublicenses pursuant to which BHS Inc. and BHS Canada sublicense certain intellectual property from Guarding), whether or not in writing, between or among BHS and/or any other member of the BHS Group, on the one hand, and Brink’s and/or any other member of the Brink’s Group, on the other hand, effective as of the Distribution Date.  No such terminated Intercompany Account, agreement, arrangement, commitment or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Date.  Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)  The provisions of Section 2.02(a) shall not apply to any of the following agreements, arrangements, commitments, understandings or Intercompany Accounts (or to any of the provisions thereof):  (i) this Agreement and the Ancillary Agreements (and each other agreement, arrangement, commitment, understanding or Intercompany Account expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by either Party or any other member of its Group); (ii) any existing agreements, arrangements, commitments or understandings to provide services between a member of the BHS Group, on the one hand, and a member of the Brink’s Group, on the other hand, that have been entered into in the ordinary course of business and on an arms-length basis; (iii) any agreements, arrangements, commitments or understandings described in Section 6.01(f); and (iv) any other agreements, arrangements, commitments, understandings or Intercompany Accounts that this Agreement or any Ancillary Agreement expressly contemplates will survive the Distribution Date.

SECTION 2.03. Disclaimer of Representations and Warranties.  Each of Brink’s (on behalf of itself and each other member of the Brink’s Group) and BHS (on behalf of itself and each other member of the BHS Group) understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement or any Ancillary Agreement, is representing or warranting in any way as to any Assets, businesses or Liabilities transferred or assumed as contemplated hereby or thereby, as to any consents or approvals required in connection therewith, as to the value or freedom from any Security Interests of, or any other matter concerning, any Assets of such party, or as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any such party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof.  Except as may expressly be set forth herein or in any Ancillary Agreement, any such Assets are being transferred on an “as is,” “where is” basis and the respective transferees shall bear the economic and legal risks that (a) any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest, and (b) any necessary Governmental Approvals or other Consents are not obtained or that any requirements of laws or judgments are not complied with.

SECTION 2.04. Release of Obligations Under Existing Credit Facility.  Brink’s acknowledges that all obligations of BHS Inc. under the Credit Agreement dated as of August 11, 2006, among Brink’s, the subsidiary borrowers referred to therein, certain subsidiaries of Brink’s (including BHS Inc.), as guarantors, various lenders thereto, Bank of Tokyo-Mitsubishi UFJ Trust Company, as documentation agent, Bank of America, N.A. and JPMorgan Chase Bank N.A., as syndication agents, Wachovia Bank, National Association, as administrative agent, and Wachovia Capital Markets, LLC and J.P. Morgan Securities Inc., as joint lead arrangers and joint bookrunners, shall be automatically released and discharged upon the consummation of the Distribution, pursuant to the terms of such Credit Agreement.

SECTION 2.05. Replacement of Credit Support.  (a)  Except for the surety bonds, cash, letters of credit or other similar instruments described in Section 6.01(f)(ii), BHS shall use reasonable efforts to arrange, at its sole cost and expense, effective prior to or on the Distribution Date, to replace all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances or credit support provided by Brink’s or any other member of the Brink’s Group for the benefit of BHS or any other member of the BHS Group (“Credit Support Instruments”) with alternate arrangements that do not require any credit support from Brink’s or any other member of the Brink’s Group, and shall use reasonable efforts to obtain from the beneficiaries of such Credit Support Instruments written releases indicating that Brink’s or such other member of the Brink’s Group will, effective upon the consummation of the Distribution, have no liability with respect to such Credit Support Instruments, in each case reasonably satisfactory to Brink’s, provided that in the event that BHS shall not have obtained all such releases on or prior to the date that is 90 days following the Distribution Date, BHS shall provide Brink’s with letters of credit or guarantees, in each case issued by a bank reasonably acceptable to Brink’s, against losses arising from all such Credit Support Instruments with respect to which such releases have not been obtained.

(b)  Brink’s shall provide BHS with written notice of all Credit Support Instruments a reasonable period prior to the Distribution.

SECTION 2.06. Replacement of Cash Concentration Account.  Prior to the Distribution, (a) BHS will establish a bank account into which cash collections of BHS and any other member of the BHS Group will be automatically directed in a manner similar to the existing Brink’s account (the “Brink’s Cash Concentration Account”) into which cash collections of BHS previously have been swept, by way of automatic transfers, at the end of each business day and from which, on each subsequent business day, funds required by BHS or any other member of the BHS Group for accounts payable and payroll automatically are transferred to accounts of BHS or such other member of the BHS Group from which BHS or such other member of the BHS Group makes cash disbursements and (b) Brink’s will simultaneously terminate the automatic movement of BHS funds into and out of the Brink’s Cash Concentration Account.

ARTICLE III

Actions Pending the Distribution

SECTION 3.01. Actions Prior to the Distribution.  (a)  Subject to the conditions specified in Section 3.02 and subject to Section 4.03, Brink’s and BHS shall use reasonable best efforts to consummate the Distribution.  Such actions shall include those specified in this Section 3.01 to the extent not taken prior to the Distribution Date.

(b)  Prior to the Distribution Date, Brink’s shall mail the Information Statement to the holders of Brink’s Common Stock as of the Record Date.

(c)  BHS shall prepare and file, and shall use reasonable best efforts to have approved prior to the Distribution Date, an application for the listing of the BHS Common Stock to be distributed in the Distribution on the NYSE or another national securities exchange, subject to official notice of distribution.

(d)  Prior to the Distribution Date, Brink’s shall duly elect, as members of the BHS board of directors, the individuals listed as members of the BHS board of directors in the Information Statement and such individuals shall continue to be members of the BHS board of directors as of the Distribution Date.

(e)  Immediately prior to the Distribution Date, the certificate of incorporation and bylaws of BHS, each in substantially the form filed as an exhibit to the Form 10, shall be in effect.

(f)  Brink’s and BHS shall, subject to Section 4.03, take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.02 to be satisfied and to effect the Distribution on the Distribution Date.

SECTION 3.02. Conditions Precedent to Consummation of the Distribution.  As soon as practicable after the date of this Agreement, subject to Section 4.03, the Parties shall use reasonable best efforts to satisfy the following conditions prior to the consummation of the Distribution.  The obligations of the Parties to consummate the Distribution shall be conditioned on the satisfaction, or waiver by Brink’s, of the following conditions:

(a)  Each Ancillary Agreement shall have been executed by each party thereto.

(b)  The existing license pursuant to which Guarding licenses certain intellectual property from Network shall have been amended to exclude from such license to Guarding the use of the Trade Symbols (as defined in the Brand Licensing Agreement) to the extent that the Brand License Agreement will prohibit Network from licensing such use to parties other than BHS or its Subsidiaries.

(c)  The Form 10 shall have been filed with the Commission and declared effective by the Commission, no stop order suspending the effectiveness of the Form 10 shall be in effect, no proceedings for such purpose shall be pending before or threatened by the Commission and the Information Statement shall have been mailed to holders of Brink’s Common Stock as of the Record Date.

(d)  The BHS Common Stock shall have been accepted for listing on the NYSE or another national securities exchange, subject to official notice of issuance.

(e)  A private letter ruling from the Internal Revenue Service in form and substance satisfactory to Brink’s in its sole discretion shall have been obtained, and shall continue in effect, that, among other things, confirms (i) the Distribution’s tax-free status under Section 355 of the Code and (ii) for U.S. federal income tax purposes, the non-recognition of gain or loss by, and the non-inclusion in the income of, any shareholder of Brink’s Common Stock upon the receipt by such shareholder of shares of BHS Common Stock pursuant to the Distribution, except to the extent such shareholder receives cash in lieu of fractional shares of BHS Common Stock.

(f)  A favorable opinion from Cravath, Swaine & Moore LLP in form and substance satisfactory to Brink’s in its sole discretion shall have been obtained that, among other things, confirms (i) the Distribution’s tax-free status under Section 355 of the Code and (ii) for U.S. federal income tax purposes, the non-recognition of gain or loss by, and the non-inclusion in the income of, any shareholder of Brink’s Common Stock upon the receipt by such shareholder of shares of BHS Common Stock pursuant to the Distribution, except to the extent such shareholder receives cash in lieu of fractional shares of BHS Common Stock.

(g)  Brink’s shall have paid to BHS $100 (the “BHS Stock Purchase Amount”) in cash as consideration for the 100 shares of BHS Common Stock issued to Brink’s pursuant to the Subscription Agreement between Brink’s and BHS dated as of May 27, 2008.

(h)  The Internal Transactions shall have been completed.

(i)  The Revolving Facility Credit Agreement shall have become effective.

(j)  Any material Governmental Approvals and any other material Consents necessary to consummate the Distribution shall have been obtained and be in full force and effect.

(k)  No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect, and no other event outside the control of Brink’s shall have occurred or failed to occur that prevents the consummation of the Distribution.

(l)  No other events or developments shall have occurred prior to the Distribution Date that, in the judgment of the board of directors of Brink’s, would result in the Distribution having a material adverse effect on Brink’s or on the shareholders of Brink’s.

(m)  The actions set forth in Sections 3.01(b), (d) and (e) shall have been completed.

The foregoing conditions are for the sole benefit of Brink’s and shall not give rise to or create any duty on the part of Brink’s or the Brink’s board of directors to waive or not waive such conditions or in any way limit the right of Brink’s to terminate this Agreement as set forth in Article XI or alter the consequences of any such termination from those specified in such Article.  Any determination made by the Brink’s board of directors prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.02 shall be conclusive.

ARTICLE IV

The Distribution

SECTION 4.01. The Distribution.  (a)  BHS shall cooperate with Brink’s to accomplish the Distribution and shall, at the direction of Brink’s, promptly take any and all actions necessary or desirable to effect the Distribution.  Brink’s shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Brink’s.  Brink’s and BHS, as the case may be, will provide, or cause the applicable member of its Group to provide, to the Agent all share certificates and any information required in order to complete the Distribution.

(b)  Subject to the terms and conditions set forth in this Agreement, (i) on or prior to the Distribution Date, Brink’s will deliver to the Agent for the benefit of holders of record as of the Distribution Date of all the shares of Brink’s Common Stock that were outstanding on the Record Date, including any Person to whom any holder of shares of Brink’s Common Stock as of the Record Date transfers, after the Record Date but prior to the Distribution Date, such shares of Brink’s Common Stock (all such holders of record as of the Distribution Date, the “Record Holders”), all the issued and outstanding shares of BHS Common Stock then owned by Brink’s or any other member of the Brink’s Group and book-entry transfer authorizations for such shares and (ii) on the Distribution Date, Brink’s shall instruct the Agent to distribute, by means of a pro rata dividend, to each Record Holder (or such Record Holder’s bank or brokerage firm on such Record Holder’s behalf) electronically, by direct registration in book-entry form, [    ] 1 share[s] of BHS Common Stock for [each share of] Brink’s Common Stock held by such Record Holder.  The Distribution shall be effective at 11:59 p.m. New York city time on the Distribution Date.  On or immediately following the Distribution Date, the Agent will mail an account statement indicating the number of shares of BHS Common Stock that have been registered in book-entry form in the name of each Record Holder that holds physical share certificates representing its shares of Brink’s Common Stock and that is the registered holder of the shares represented by those certificates.

SECTION 4.02. Fractional Shares.  No fractional shares of BHS Common Stock will be distributed in the Distribution and any Record Holder that would have been entitled to receive fractional shares of BHS Common Stock will receive a cash payment in lieu of such fractional shares.  The Agent will determine the number of fractional shares of BHS Common Stock allocable to each Record Holder.  Upon the determination by the Agent of such number of fractional shares, as soon as practicable after the Distribution Date, the Agent, acting on behalf of the holders thereof, shall aggregate such fractional shares into whole shares and sell such whole shares for cash on the open market at prevailing market prices.  As soon as practicable following such sale, the Agent shall distribute to each such holder entitled thereto its ratable portion of the resulting cash proceeds, after making appropriate deductions of the amounts required to be withheld for United States federal income tax purposes, if any, and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to the sale of aggregated fractional shares pursuant to this Section.  The Agent, in its sole discretion, without any influence by Brink’s or BHS, will determine when, how, through which broker-dealers and at what prices to sell such aggregated fractional shares, provided that neither the Agent nor any broker-dealer used by the Agent to sell any such fractional shares will be an affiliate of either Brink’s or BHS.

SECTION 4.03. Sole Discretion of Brink’s.  Brink’s shall, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof.  In addition and notwithstanding anything to the contrary set forth below, Brink’s may at any time and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

1 The ratio of the number of BHS shares to be distributed per each Brink’s share to be determined.

ARTICLE V

Mutual Releases; Indemnification

SECTION 5.01. Release of Pre-Closing Claims.  (a)  Except as provided in Section 5.01(c) and except for claims described in Section 6.01(f), effective as of the Distribution Date, BHS does hereby, for itself and each other member of the BHS Group, their respective Affiliates (other than any member of the Brink’s Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the BHS Group (in each case, in their respective capacities as such), remise, release and forever discharge Brink’s and the other members of the Brink’s Group, their respective Affiliates (other than any member of the BHS Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the Brink’s Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Separation or the Distribution.

(b)  Except as provided in Section 5.01(c), effective as of the Distribution Date, Brink’s does hereby, for itself and each other member of the Brink’s Group, their respective Affiliates (other than any member of the BHS Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the Brink’s Group (in each case, in their respective capacities as such), remise, release and forever discharge BHS, the other members of the BHS Group, their respective Affiliates (other than any member of the Brink’s Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the BHS Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Separation or the Distribution.

(c)  Nothing contained in Section 5.01(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.02(b) not to terminate as of the Distribution Date, in each case in accordance with its terms.  Nothing contained in Section 5.01(a) or (b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the Brink’s Group or the BHS Group that is specified in Section 2.02(b) as not to terminate as of the Distribution Date, or any other Liability specified in such Section 2.02(b) as not to terminate as of the Distribution Date;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the Parties or the members of their respective Groups or any of their respective Subsidiaries or Affiliates or any of the respective directors, officers, employees or agents of any of the foregoing by third Persons, which Liability shall be governed by the provisions of this Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(iv) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 5.01.

In addition, nothing contained in Section 5.01(a) shall release Brink’s from honoring its existing obligations to indemnify any director, officer or employee of BHS or any of its Subsidiaries on or prior to the Distribution Date who was a director, officer or employee of Brink’s or any of its Subsidiaries on or prior to the Distribution Date, to the extent such director, officer or employee becomes a named defendant in any litigation involving Brink’s or any of its Subsidiaries and was entitled to such indemnification pursuant to then existing obligations.

(d)  BHS shall not make, and shall not permit any other member of the BHS Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Brink’s or any other member of the Brink’s Group, or any other Person released pursuant to Section 5.01(a), with respect to any Liabilities released pursuant to Section 5.01(a).  Brink’s shall not, and shall not permit any other member of the Brink’s Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against BHS or any other member of the BHS Group, or any other Person released pursuant to Section 5.01(b), with respect to any Liabilities released pursuant to Section 5.0l(b).

(e)  It is the intent of each of Brink’s and BHS, by virtue of the provisions of this Section 5.01, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among BHS or any other member of the BHS Group, on the one hand, and Brink’s or any other member of the Brink’s Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 5.01(c).  At any time, at the request of the other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

SECTION 5.02. Indemnification by BHS.  Except as provided in Section 5.05, BHS shall indemnify, defend and hold harmless Brink’s, each other member of the Brink’s Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Brink’s Indemnitees”), from and against any and all Liabilities of the Brink’s Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a)  the BHS Business, including the failure of BHS or any other member of the BHS Group or any other Person to pay, perform or otherwise promptly discharge any Liability relating to or arising out of or resulting from the BHS Business in accordance with its terms, whether prior to or after the Distribution Date or the date hereof; and

(b)  any breach by BHS or any other member of the BHS Group of this Agreement or any of the Ancillary Agreements, including the failure of BHS or any other member of the BHS Group to make any required payments (including premiums, fees, taxes, assessments, losses, fines, penalties, allocated expenses, retrospective adjustments and retrospective deductible adjustments) to third-party insurance carriers pursuant to Section 6.01(f).

SECTION 5.03. Indemnification by Brink’s.  Except as provided in Section 5.05, Brink’s shall indemnify, defend and hold harmless BHS, each other member of the BHS Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “BHS Indemnitees”), from and against any and all Liabilities of the BHS Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a)  the Brink’s Business, including the failure of Brink’s or any other member of the Brink’s Group or any other Person to pay, perform or otherwise promptly discharge any Liability relating to, arising out of or resulting from the Brink’s Business in accordance with its terms, whether prior to or after the Distribution Date or the date hereof;

(b)  any breach by Brink’s or any other member of the Brink’s Group of this Agreement or any of the Ancillary Agreements; and

(c)  the discontinued coal operations of Brink’s or any of its Subsidiaries (including the entities comprising the Pittston Coal Group), including obligations of BHS or any other member of the BHS Group in its capacity as a “related party” pursuant to the Coal Industry Retiree Health Benefit Act of 1992, including the obligation to pay premiums to the United Mine Workers of America Combined Benefit Fund and the obligation to provide health care benefits for United Mine Workers of America miners who retired between January 1, 1976, and October 1, 1994.

SECTION 5.04. Indemnification of Third Party Claims.  Except as provided in Section 5.05 and subject to any contrary provision in any Ancillary Agreement, each Party shall indemnify, defend and hold harmless the other Party, each other member of such other Party’s Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Transaction Indemnitees”), from and against 50% of the Liabilities of the Transaction Indemnitees relating to, arising out of or resulting from any Third Party Claim that is directly related to the Separation and/or the Distribution, including any Third Party Claim relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact contained in any Specified Document or any omission or alleged omission to state a material fact in any Specified Document required to be stated therein or necessary to make the statements therein not misleading (any such Third Party Claim, a “Transaction Third Party Claim”).  Notwithstanding Section 5.06(b) or (c), any costs and expenses related to the defense of any Transaction Third Party Claims shall be shared equally between the Brink’s Group and the BHS Group.

SECTION 5.05. Indemnification Obligations Net of Insurance Proceeds and Other Amounts.  (a)  The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article V will be net of Insurance Proceeds that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability.  Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability.  If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds in respect of such Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if such Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b)  An insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of the indemnification provisions hereof, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “wind-fall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.  Nothing contained in this Agreement or any Ancillary Agreement shall obligate any member of any Group to seek to collect or recover any Insurance Proceeds.

SECTION 5.06. Procedures for Indemnification of Third Party Claims.  (a)  If an Indemnitee shall receive notice or otherwise learn of a Third Party Claim with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 5.02, 5.03 or 5.04 or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within 10 days after becoming aware of such Third Party Claim.  Any such notice shall describe the Third Party Claim in reasonable detail.  Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 5.06(a) shall not relieve the related Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b)  An Indemnifying Party may elect to defend, at such Indemnifying Party’s own expense (subject to the requirement to share expenses related to the defense of Transaction Third Party Claims pursuant to Section 5.04) and by such Indemnifying Party’s own counsel, any Third Party Claim.  Within 20 days after the receipt of notice from an Indemnitee in accordance with Section 5.06(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election as to whether the Indemnifying Party will assume responsibility for defending such Third Party Claim.  After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but (subject to Section 5.04) the fees and expenses of such counsel shall be the expense of such Indemnitee, except that the Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has not assumed the defense of such Third Party Claim (other than during any period in which the Indemnitee shall have failed to give notice of the Third Party Claim in accordance with Section 5.06(a)).

(c)  If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 5.06(b), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party (subject to the requirement to share expenses related to the defense of Transaction Third Party Claims pursuant to Section 5.04).

(d)  If an Indemnifying Party elects to assume the defense of a Third Party Claim in accordance with the terms of this Agreement, the Indemnitee shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and that releases the Indemnified Party completely in connection with such Third Party Claim.

(e)  No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third Party Claim without the consent of the applicable Indemnitee or Indemnitees if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.

(f)  Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent.

(g)  The provisions of Section 5.06 (other than this Section 5.06(g)) and Section 5.07 shall not apply to Taxes (which are covered by the Tax Matters Agreement).

(h)  Notwithstanding the foregoing clauses (b) through (e), with respect to a Third Party Claim made prior to the Distribution Date that is related to the insurance arrangements set forth in Section 6.01(f), (i) Brink’s shall assume the defense of such Third Party Claim, at the cost of BHS, and (ii) Brink’s shall not consent to entry of any judgment in respect of, or enter into any settlement of, such Third Party Claim without the consent of BHS, such consent not to be unreasonably withheld.

SECTION 5.07. Additional Matters.  (a)  Any claim on account of a Liability that does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party.  Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment.  If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements.

(b)  In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person.  Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c)  In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the, or add the Indemnifying Party as an additional, named defendant, if at all practicable.  If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section, the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts’ fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

SECTION 5.08. Remedies Cumulative.  The remedies provided in this Article V shall be cumulative and, subject to the provisions of Article IX, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

SECTION 5.09. Survival of Indemnities.  The rights and obligations of each of Brink’s and BHS and their respective Indemnitees under this Article V shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.

SECTION 5.10. Limitation on Liability.  Except as may expressly be set forth in this Agreement or any Ancillary Agreement, none of Brink’s, BHS or any other member of either Group shall in any event have any Liability to the other or to any other member of the other’s Group, or to any other Brink’s Indemnitee or BHS Indemnitee, as applicable, for any incidental, indirect, special, punitive or consequential damages, whether or not caused by or resulting from negligence or breach of obligations hereunder or under any Ancillary Agreement and whether or not informed of the possibility of the existence of such damages, provided, however, that the provisions of this Section shall not limit an Indemnifying Party’s indemnification obligations hereunder or in any Ancillary Agreement with respect to any Liability any Indemnitee may have to any third party not affiliated with any member of the Brink’s Group or the BHS Group for any incidental, indirect, special, punitive or consequential damages.

ARTICLE VI

Insurance Matters

SECTION 6.01. Insurance Matters.  (a)  Brink’s and BHS agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Distribution Date and for the treatment of any Insurance Policies that will remain in effect following the Distribution Date on a mutually agreeable basis.  In no event shall Brink’s, any other member of the Brink’s Group or any Brink’s Indemnitee have liability or obligation whatsoever to any member of the BHS Group or any BHS Indemnitee in the event that any Insurance Policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the BHS Group or any BHS Indemnitee for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

(b)  (i) Except as otherwise provided in any Ancillary Agreement, the Parties intend by this Agreement that BHS and each other member of the BHS Group be successors-in-interest to all rights that any member of the BHS Group may have as of the Distribution Date as a subsidiary, affiliate, division or department of Brink’s prior to the Distribution Date under any policy of insurance issued to Brink’s or any other member of the Brink’s Group by any insurance carrier or under any agreements related to such policies executed and delivered prior to the Distribution Date, including any rights such member of the BHS Group may have, as an insured or additional named insured, subsidiary, affiliate, division or department, to avail itself of any such policy of insurance or any such agreements related to such policies as in effect prior to the Distribution Date.  At the request of BHS, Brink’s shall take all reasonable steps, including the execution and delivery of any instruments, to effect the foregoing; provided, however, that Brink’s shall not be required to pay any amounts, waive any rights or incur any Liabilities in connection therewith.

(ii) Except as otherwise contemplated by any Ancillary Agreement, after the Distribution Date, Brink’s (and each other member of the Brink’s Group) and BHS (and each other member of the BHS Group) shall not, without the consent of BHS or Brink’s, respectively, provide any such insurance carrier with a release or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver thereunder would adversely affect any rights or potential rights of any member of the Group of the other Party; provided, however, that the foregoing shall not (A) preclude any member of any Group from presenting any claim or from exhausting any policy limit, (B) require any member of any Group to pay any premium or other amount or to incur any Liability or (C) require any member of any Group to renew, extend or continue any policy in force.  Each of Brink’s and BHS will share such information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion.

(c)  This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Brink’s Group in respect of any Insurance Policy or any other contract or policy of insurance.

(d)  BHS does hereby, for itself and each other member of the BHS Group, agree that no member of the Brink’s Group or any Brink’s Indemnitee shall have any Liability whatsoever as a result of the insurance policies and practices of Brink’s and its Affiliates as in effect at any time prior to the Distribution Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

(e)  Nothing in this Agreement shall be deemed to restrict any member of the BHS Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

(f)  After the Distribution Date, BHS shall (i) at the election of Brink’s, reimburse Brink’s for, or pay directly to the applicable third party insurance carrier, the portion of any (A) workers’ compensation premium, retrospectively rated premium adjustment, payroll audit adjustments, taxes, surcharges and payroll-driven assessment adjustments; provided that with respect to payroll audit adjustments, taxes, surcharges and payroll-driven assessment adjustments, BHS shall reimburse Brink’s only for claims related to payroll paid during the calendar year 2008, (B) claims and claims allocated expenses in respect of self-insured automobile liability and general liability (including errors and omissions coverage) fronting programs, but only for such claims and claims administrative expenses that are billed to Brink’s on, after or 30 days prior to the Distribution Date, and (C) claims, claims allocated expenses and any taxes, surcharges and assessments related to any claim in respect of workers’ compensation programs that are self-insured or that require the insured party to pay a deductible, in each case allocable to BHS or any other member of the BHS Group for claims made on or prior to the Distribution Date under insurance policies or self-insurance authorizations covering BHS or any other member of the BHS Group, but only for such claims, claims allocated expenses and any taxes, surcharges and assessments related to workers’ compensation claims that are billed to Brink’s on, after or 30 days prior to the Distribution Date, and (ii) reimburse Brink’s for the portion of any costs associated with surety bonds, letters of credit or other similar instruments provided by Brink’s that guarantee deductibles, reserves or other amounts related to workers’ compensation, automobile liability and general liability claims of BHS or any other member of the BHS Group.  Such reimbursement shall be made in immediately available funds within 15 business days of receipt of an invoice from Brink’s setting forth such premium, claim, administrative or allocated expenses, tax, surcharge or assessment in reasonable detail.  Brink’s shall not settle, arbitrate or litigate any insurance claim or related lawsuit against BHS or any member of the BHS Group without the prior consent of BHS (such consent not to be unreasonably withheld).  After the Distribution Date, to the extent Brink’s or BHS reasonably requires any information from the other regarding claims data, payroll or other insurance or insurance policy information in order to make filings with insurance carriers or self-insurance regulators, Brink’s and/or BHS will use commercially reasonable efforts to promptly supply such information to each other.  Nothing in this Section shall obligate Brink’s or any other member of the Brink’s Group to maintain any insurance policy for claims made or events occurring after the Distribution Date.

ARTICLE VII

Exchange of Information; Confidentiality

SECTION 7.01. Agreement for Exchange of Information; Archives.  (a)  Each of Brink’s and BHS, on behalf of its Group, agrees to provide, or cause to be provided, to the other Group, at any time before or after the Distribution Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such Group that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party or any member of its Group (including under applicable securities or tax laws) by a Governmental Authority having jurisdiction over the requesting Party or such member, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event that either Party determines that any such provision of Information could be commercially detrimental, violate any law or agreement or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b)  After the Distribution Date, BHS shall have access during regular business hours (as in effect from time to time) to the documents and objects of historic significance that relate to the BHS Business that are located in archives retained or maintained by Brink’s.  BHS may obtain copies (but not originals) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for bona fide business purposes, provided that BHS shall cause any such objects to be returned promptly in the same condition in which they were delivered to BHS and BHS shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to Brink’s.  Nothing herein shall be deemed to restrict the access of any member of the Brink’s Group to any such documents or objects or to impose any liability on any member of the Brink’s Group if any such documents or objects are not maintained or preserved by Brink’s.

(c)  After the date hereof, each of Brink’s and BHS (i) shall maintain in effect at its own cost and expense adequate systems and controls to the extent necessary to enable the members of the other Group to satisfy their respective reporting, accounting, audit and other obligations and (ii) shall provide, or cause to be provided, to the other Party in such form as such other Party shall reasonably request, at no charge to the requesting Party, all financial and other data and information as such requesting Party reasonably determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

SECTION 7.02. Ownership of Information.  Any Information owned by one Group that is provided to a requesting Party pursuant to Section 7.01 shall be deemed to remain the property of the providing Party.  Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

SECTION 7.03. Compensation for Providing Information.  Except as set forth in Section 7.01(c)(ii), the Party requesting Information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party.  Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

SECTION 7.04. Limitations on Liability.  Neither Party shall have any liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the Party providing such Information.  Neither Party shall have any liability to the other Party if any Information is destroyed after reasonable best efforts by such Party to comply with the provisions of Section 7.01.

SECTION 7.05. Other Agreements Providing for Exchange of Information.  The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement.

SECTION 7.06. Production of Witnesses; Records; Cooperation.  (a)  After the Distribution Date, except in the case of an adversarial Action by one Party against the other Party, each Party shall use reasonable best efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its Group as witnesses and any books, records or other documents within its control or that it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder.  The requesting Party shall, except as otherwise required by Article V, bear all costs and expenses in connection therewith.

(b)  If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its Group as witnesses and any books, records or other documents within its control or that it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, compromise or settlement, and shall otherwise cooperate in such defense, compromise or settlement.

(c)  Without limiting any provision of this Section, each of the Parties agrees to cooperate, and to cause each member of its Group to cooperate, with the other Party in the defense of any infringement or similar claim with respect to Trade Symbols (as defined in the Brand Licensing Agreement) or any other mark using the word “Brink’s” or any derivation thereof and shall not acknowledge, or permit any member of its Group to acknowledge, the validity or infringing use of any intellectual property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(d)  The obligation of the Parties to provide witnesses pursuant to this Section 7.06 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 7.06(a)).

(e)  In connection with any matter contemplated by this Section 7.06, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of either Group.

SECTION 7.07. Confidentiality.  (a)  Subject to Section 7.08, each of Brink’s and BHS, on behalf of itself and each other member of its Group, agrees to hold, and to cause its directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to confidential and proprietary information of Brink’s pursuant to policies in effect as of the Distribution Date, all Information concerning the other Group that is either in its possession (including Information in its possession prior to the Distribution Date) or furnished by the other Group or its directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such Party or any other member of such Group or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by such Party (or any other member of such Party’s Group), which sources are not known by such Party to be themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any proprietary or confidential Information of any member of the other Group.

(b)  Each Party agrees not to release or disclose, or permit to be released or disclosed, any such Information (excluding Information described in clauses (i), (ii) and (iii) of Section 7.07(a)) to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 7.08.  Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly, after request of the other Party, either return the Information to the other Party in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that any Information not returned in a tangible form (including any such Information that exists in an electronic form) has been destroyed (and such copies thereof and such notes, extracts or summaries based thereon).

SECTION 7.08. Protective Arrangements.  In the event that either Party or any other member of its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party (or any other member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall, to the extent permitted by law, notify the other Party prior to disclosing or providing such Information and shall cooperate, at the expense of the requesting Party, in seeking any reasonable protective arrangements requested by such other Party.  Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

ARTICLE VIII

Dispute Resolution

SECTION 8.01. Disputes.  Subject to Section 11.13 and except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and mediation set forth in this Article VIII shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with, this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the parties relating hereto or thereto, between or among any members of the Brink’s Group, on the one hand, and any members of the BHS Group, on the other hand.

SECTION 8.02. Escalation; Mediation.  (a)  It is the intent of the Parties to use reasonable best efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis.  In furtherance of the foregoing, a Party involved in a dispute, controversy or claim may deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving representatives of the Parties at a senior level of management (or if the Parties agree, of the appropriate strategic business unit or division within such entity).  A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of the Party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement).  Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by the Parties from time to time; provided, however, that the Parties shall use reasonable best efforts to meet within 30 days of the Escalation Notice.

(b)  If the Parties are not able to resolve the dispute, controversy or claim through the escalation process referred to above, then the matter shall be referred to mediation.  The Parties shall retain a mediator to aid the Parties in their discussions and negotiations by informally providing advice to the Parties.  Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the Parties or be admissible in any other proceeding.  The mediator may be chosen from a list of mediators previously selected by the Parties or by other agreement of the Parties.  Costs of the mediation shall be borne equally by the Parties involved in the matter, except that each Party shall be responsible for its own expenses.  Mediation shall be a prerequisite to the commencement of any Action by either Party against the other Party.

(c)  In the event that any resolution of any dispute, controversy or claim pursuant to the procedures set forth in Section 8.02(a) or (b) in any way affects an agreement or arrangement between either of the Parties and a third party insurance carrier, the consent of such third party insurance carrier to such resolution, to the extent such consent is required, shall be obtained before such resolution can take effect.

SECTION 8.03. Court Actions.  (a)  In the event that either Party, after complying with the provisions set forth in Section 8.02, desires to commence an Action, such Party may submit the dispute, controversy or claim (or such series of related disputes, controversies or claims) to any court of competent jurisdiction.

(b)  Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VIII with respect to all matters not subject to such dispute, controversy or claim.

ARTICLE IX

Further Assurances and Additional Covenants

SECTION 9.01. Further Assurances.  (a)  In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall, subject to Section 4.03, use reasonable best efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)  Without limiting the foregoing, prior to, on and after the Distribution Date, each Party shall cooperate with the other Party, without any further consideration, but at the expense of the requesting Party, (i) to execute and deliver, or use reasonable best efforts to execute and deliver, or cause to be executed and delivered, all instruments, including any bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of conveyance, assignment and transfer as such Party may reasonably be requested to execute and deliver by the other Party, (ii) to make, or cause to be made, all filings with, and to obtain, or cause to be obtained, all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, (iii) to obtain, or cause to be obtained, any Governmental Approvals or other Consents required to effect the Separation or the Distribution and (iv) to take, or cause to be taken, all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and any transfers of Assets or assignments and assumptions of Liabilities hereunder or thereunder and the other transactions contemplated hereby and thereby.

(c)  On or prior to the Distribution Date, Brink’s and BHS, in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by BHS or any other Subsidiary of Brink’s, as the case may be, to effectuate the transactions contemplated by this Agreement.

(d)  The Parties agree to take any reasonable actions necessary in order for the Distribution, each step in the Internal Transactions and any other transaction contemplated by this Agreement or any Ancillary Agreement that is intended by the Parties to be tax-free to qualify as a tax-free transaction pursuant to Sections 355, 361(a) and 368(a)(1)(D) of the Code.

(e)  Prior to the Distribution Date, if either Party identifies any commercial or other service that is needed to assure a smooth and orderly transition of its business in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, the Parties will cooperate in determining whether there is a mutually acceptable arm’s-length basis on which the other Party will provide such service.

ARTICLE X

Termination

SECTION 10.01. Termination.  This Agreement may be terminated by Brink’s at any time, in its sole discretion, prior to the Distribution Date.

SECTION 10.02. Effect of Termination.  In the event of any termination of this Agreement prior to the Distribution Date, neither Party (or any of its directors or officers) shall have any Liability or further obligation to the other Party.

ARTICLE XI

Miscellaneous

SECTION 11.01. Counterparts; Entire Agreement; Corporate Power.  (a)  This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto or thereto and delivered to the other parties hereto or thereto.

(b)  This Agreement, the Ancillary Agreements and the exhibits, schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

(c)  Brink’s represents on behalf of itself and each other member of the Brink’s Group, and BHS represents on behalf of itself and each other member of the BHS Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been (or, in the case of any Ancillary Agreement, will be on or prior to the Distribution Date) duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)  Each Party acknowledges that it and the other Party may execute this Agreement or any Ancillary Agreement by facsimile, stamp or mechanical signature.  Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of the other Party at any time it will as promptly as reasonably practicable cause this Agreement or any such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date hereof or thereof).  Furthermore, delivery of an executed signature page (whether executed manually or with a facsimile, stamp or mechanical signature) of this Agreement or any Ancillary Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof or thereof.

(e)  Notwithstanding any provision of this Agreement or any Ancillary Agreement, neither Brink’s nor BHS shall be required to take or omit to take any act that would violate its fiduciary duties to any minority shareholders of any non-wholly owned Subsidiary of Brink’s or BHS, as the case may be (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).

SECTION 11.02. Governing Law.  This Agreement and, unless expressly provided therein, each Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the law of the State of New York irrespective of the choice of law principles of the State of New York, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

SECTION 11.03. Assignability.  Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and permitted assigns; provided, however, that no party hereto or thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or thereto.

SECTION 11.04. Third Party Beneficiaries.  Except for the indemnification rights under this Agreement of any Brink’s Indemnitee or BHS Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties hereto or thereto and are not intended to confer upon any Person except the parties hereto or thereto any rights or remedies hereunder or thereunder and (b) there are no third party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

SECTION 11.05. Notices. All notices or other communications under this Agreement or any Ancillary Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to Brink’s, to:

The Brink’s Company
P.O. Box 18100
1801 Bayberry Court
Richmond, Virginia  23226
Attn:  Secretary

If to BHS to:

Brink's Home Security Holdings, Inc.
8880 Esters Boulevard
Irving, Texas  75063
Attn:  Secretary

Either Party may, by notice to the other Party, change the address to which such notices are to be given.

SECTION 11.06. Severability.  If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner materially adverse to either Party.  Upon any such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the Parties.

SECTION 11.07. Force Majeure.  Neither Party shall be deemed in default of this Agreement or any Ancillary Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement or any Ancillary Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment.  In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

SECTION 11.08. Publicity.  Prior to the Distribution, each of BHS and Brink’s shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Distribution or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

SECTION 11.09. Expenses.  Except as expressly set forth in this Agreement or in any Ancillary Agreement, all third party fees, costs and expenses paid or incurred in connection with the Separation and the Distribution will be paid by Brink’s.

SECTION 11.10. Headings.  The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

SECTION 11.11. Survival of Covenants.  Except as expressly set forth in this Agreement or any Ancillary Agreement, (a) the covenants in this Agreement and the liabilities for the breach of any obligations in this Agreement and (b) any covenants, representations or warranties contained in any Ancillary Agreement and any liabilities for the breach of any obligations contained in any Ancillary Agreement, in each case, shall survive each of the Separation and the Distribution and shall remain in full force and effect.

SECTION 11.12. Waivers of Default.  Waiver by any party hereto or to any Ancillary Agreement of any default by any other party hereto or thereto of any provision of this Agreement or such Ancillary Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default.

SECTION 11.13. Specific Performance.  Subject to Section 4.03 and notwithstanding the procedures set forth in Article VIII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the party or parties who are to be hereby or thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The parties to this Agreement and any Ancillary Agreement agree that the remedies at law for any breach or threatened breach hereof or thereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived.

SECTION 11.14. Amendments.  No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any party hereto or thereto, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

SECTION 11.15. Interpretation.  Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires.  The terms “hereof, “ “herein, “ and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement or the applicable Ancillary Agreement as a whole (including all of the schedules, exhibits and appendices hereto or thereto) and not to any particular provision of this Agreement or such Ancillary Agreement.  Article, Section, Exhibit, Schedule and Appendix references are to the articles, sections, exhibits, schedules and appendices of or to this Agreement or the applicable Ancillary Agreement unless otherwise specified.  Any reference herein to this Agreement or any Ancillary Agreement, unless otherwise stated, shall be construed to refer to this Agreement or such Ancillary Agreement as amended, supplemented or otherwise modified from time to time, as permitted by Section 11.14 and the terms of any applicable provision in any Ancillary Agreement.  The word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified.  The word “or” shall not be exclusive.

SECTION 11.16. Jurisdiction; Service of Process.  Any action or proceeding arising out of or relating to this Agreement or any Ancillary Agreement shall be brought in the courts of the State of Virginia located in the County of Henrico or in the United States District Court for the Eastern District of Virginia (if any party to such action or proceeding has or can acquire jurisdiction), and each of the parties hereto or thereto irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement or any Ancillary Agreement in any other court.  The parties to this Agreement or any Ancillary Agreement agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties hereto and thereto irrevocably to waive any objections to venue or to convenience of forum.  Process in any action or proceeding referred to in the first sentence of this Section may be served on any party the this Agreement or any Ancillary Agreement anywhere in the world.

SECTION 11.17. Currency.  Unless otherwise specified, all references to currency, monetary values and dollars in this Agreement and any Ancillary Agreement shall mean United States (U.S.) dollars and all payments shall be made in U.S. dollars.

SECTION 11.18. Late Payments.  Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement shall accrue interest at a rate per annum equal to the Prime Rate plus 2%.

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

THE BRINK’S COMPANY,

by
Name:
Title:

BRINK’S HOME SECURITY HOLDINGS, INC.,

by
Name:
Title:

Schedule I
Internal Transactions

The Internal Transactions will take place in the following steps, all of which will occur prior to the Distribution Date in the following order.

Step 1:  First Internal Share Distribution.  Brink’s Holding Company will dividend 100% of the stock of Brink’s Home Security, Inc. to Brink’s Holding Company’s sole shareholder, Pittston Services Group, Inc.

Step 2:  Second Internal Share Distribution.  Pittston Services Group, Inc. will distribute 100% of the stock of Brink’s Home Security, Inc. to its sole shareholder, Brink’s.

Step 3:  Payables Transactions.2   Immediately prior to the Payables Transactions, the following intercompany payables will be outstanding:

•    a payable from Brink’s to BHS Inc., in the form of an intercompany loan, in an amount equal to approximately $[  ] million (the “Distributing Payable”);

•    a payable from BHS Inc. to Guarding, in connection with BHS Inc.’s sublicense of intellectual property from Guarding, in an amount equal to approximately $[  ] million (the “BHS Inc. Payable”); and

•    a payable from BHS Canada to Guarding, in connection with BHS Canada’s sublicense of intellectual property from Guarding, in an amount equal to approximately $[  ] million (together with BHS Inc. Payable, the “BHS Payables”).

The Payables Transactions will consist of the following transactions:  Brink’s will assume the BHS Inc. Payables and, in exchange for such assumption, BHS Inc. (a) will transfer 100% of the outstanding capital stock of Guarding to Brink’s and (b) will forgive the Distributing Payable.  The amount by which the BHS Payables exceed the sum of (i) the fair market value of Guarding and (ii) the Distributing Payable will be deemed a contribution by Brink’s to BHS.

Step 4:  Third Internal Share Distribution.  Brink’s (a) will transfer to BHS 100% of the outstanding capital stock of BHS Inc. and (b) will contribute to BHS an amount of cash equal to $50 million, as contemplated by the pro forma balance sheet included in the Form 10.

Step 5:  BHS Share Recapitalization.  Whether before, after or simultaneously with Step 5 above, Brink’s will cause the recapitalization of BHS so that the number of outstanding shares of BHS capital stock will be equal to the number of shares that will be distributed in the Distribution.

2 The amounts of the Distributing Payable and the BHS Payables will be the amounts of those payables as of the Distribution Date.